Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2015
FINANCIAL AND BUSINESS RESULTS

•	RELISTOR® Net Sales Increased to $23.0 Million for the Fourth Quarter
•	Oral RELISTOR Remains On-track for April 19, 2016 PDUFA
•	Subcutaneous RELISTOR Approved in Europe for All Opioid-Induced Constipation
•	AZEDRA® Ultra-Orphan Cancer Therapeutic Receives FDA Breakthrough Designation
•	AZEDRA Completes Enrollment of 68 Patients in Pivotal Trial and Topline Results Expected Between December 2016 and March 2017
•	Initiated Pivotal Phase 3 Study of 1404, PSMA-Targeted SPECT/CT Imaging Agent
•	Clinical Studies Planned for PyL PSMA-Targeted PET/CT Imaging Agent Licensed from Johns Hopkins University
•	Acquired EXINI Diagnostics AB, a Swedish Developer of Artificial Intelligence-Based Image Analysis Tools to Enhance Our Prostate Cancer Imaging Agents
•	Phase 1 Study of 1095, PSMA-Targeted Therapeutic for Metastatic Prostate Cancer, Planned at Memorial Sloan Kettering

TARRYTOWN, NY, March 11, 2016 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial and business results for the fourth quarter and full-year 2015.

Key Business Highlights

RELISTOR, treatment for opioid-induced constipation (partnered with Valeant Pharmaceuticals, Inc., ("Valeant"))

•	RELISTOR Net Sales for the Fourth Quarter 2015 Total $23.0 Million. Full year 2015 net sales totaled $43.8 million (as reported to us by our partner, Valeant).
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Oral RELISTOR Remains On-track for April 19, 2016 PDUFA. Progenics anticipates an FDA decision April 19, 2016 on the NDA submission for oral RELISTOR. If approved, Progenics would be entitled to a $50 million milestone payment and subsequent sales royalties and commercial milestones from Valeant.

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Subcutaneous RELISTOR Approved in Europe for All Opioid-Induced Constipation. In June 2015 the European Commission approved RELISTOR (methylnaltrexone bromide) Subcutaneous Injection for the treatment of opioid-induced constipation (OIC) when response to laxative therapy has not been sufficient in adult patients, aged 18 years and older.

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results

AZEDRA, Ultra-orphan radiotherapeutic candidate

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AZEDRA Ultra-Orphan Cancer Therapeutic Receives FDA Breakthrough Designation. In July 2015 the U.S. Food and Drug Administration (FDA) designated AZEDRA as a Breakthrough Therapy for the treatment of patients with iobenguane-avid metastatic or recurrent pheochromocytoma and paraganglioma.

•	AZEDRA Completes Enrollment of 68 Patients in Pivotal Trial. In December 2015, Progenics achieved target enrollment in its pivotal Phase 2b trial of AZEDRA. A total of 68 patients have been enrolled.
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AZEDRA Topline Results Expected Between December 2016 and March 2017. In late 2016 or early 2017, Progenics expects to report top-line results from its ongoing pivotal Phase 2b study of AZEDRA. If positive, the Company expects to submit an NDA to the FDA in 1H 2017.

PSMA-Targeted Prostate Cancer Pipeline

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Exclusive Worldwide License Signed With Johns Hopkins University for PyL, PSMA-Targeted PET/CT Imaging Agent. In August 2015, the Company announced an exclusive worldwide licensing agreement with the Johns Hopkins University for imaging agent PyL.

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Pivotal Phase 3 Study Underway of 1404, PSMA-Targeted SPECT/CT Imaging Agent. Progenics has commenced a pivotal Phase 3 study of PSMA-targeted imaging agent 1404 for prostate cancer. The Phase 3 clinical trial is expected to enroll approximately 450 patients with newly diagnosed low-grade prostate cancer patients who are candidates for active surveillance, but nonetheless are planning to undergo radical prostatectomy. During the second half of 2016, Progenics expects to perform an interim analysis of the Phase 3 clinical trial of its PSMA-targeted imaging agent, 1404, to assess futility and evaluate the need for a sample size re-estimation.

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Acquired EXINI Diagnostics AB, a Swedish Developer of Artificial Intelligence-Based Image Analysis Tools. In November 2015, Progenics acquired EXINI Diagnostics AB, a Swedish developer of artificial intelligence-based analytical tools to improve the management of prostate cancer. The acquisition enhances the Company's proprietary prostate cancer imaging programs, 1404 and PyL.

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Announced Data Highlighting EXINI's Lead Artificial Intelligence-Based Analytical Tool, the Bone Scan Index (BSI), was Published in the January 2016 Issue of the Journal of Nuclear Medicine. In the paper, researchers from Memorial Sloan Kettering Cancer Center in New York and Lund University in Sweden reported that BSI overcomes a number of key limitations of manual image assessment by human readers and can provide an accurate, precise and reproducible platform for quantifying changes in bone scans of prostate cancer patients.

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Phase 1 Study of 1095, PSMA-Targeted Therapeutic for Metastatic Prostate Cancer, Planned at Memorial Sloan Kettering. Initiation of a Phase 1 study of 1095 planned for 2H 2016 at Memorial Sloan Kettering Cancer Center.

"Over the past year, we have achieved significant progress across all three areas of our business – our partnered OIC therapy, RELISTOR, our ultra-orphan radiotherapeutic candidate, AZEDRA, and our prostate cancer pipeline," said Mark Baker, CEO of Progenics. "I expect 2016 to be a transformational year for our Company with a number of important milestones. We begin the year in a strong financial position, and Oral RELISTOR, if approved, will trigger a milestone payment and sales royalties that we can use to further advance AZEDRA toward commercialization while also developing our pipeline of therapeutic and imaging agents that we believe have the potential to change how prostate cancer is diagnosed and treated."

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results
Fourth Quarter and Full-Year 2015 Financial Results
Net loss attributable to Progenics for the quarter was $7.1 million, or $0.10 per basic and diluted share, compared to a net loss of $12.2 million, or $0.18 per basic and diluted share in the 2014 period. Net loss attributable to Progenics for the full-year 2015 was $39.1 million, or $0.56 per basic and diluted share, compared to net income of $4.4 million, or $0.06 per basic and diluted share for the full-year 2014.

Progenics ended the year with cash and cash equivalents of $74.1 million, reflecting decreases of $16.3 million in the quarter and $45.2 million from 2014 year-end, primarily resulting from $40.1 million used in operating activities and $6.5 million used to acquire a majority interest in EXINI Diagnostics AB.

Total revenue for the fourth quarter increased $5.7 million over the fourth quarter of 2014, due primarily to $4.1 million higher RELISTOR royalty income and recognition of $1.5 million milestone payment from CytoDyn for dosing of the first patient in Phase 3 clinical trial for PRO 140. Current full-year revenues were $8.7 million, down from $44.4 million in the prior year, reflecting a decrease in collaboration revenue of $39.2 million. This resulted primarily from the recognition of a $40.0 million development milestone in the third quarter of 2014, for the U.S. marketing approval for subcutaneous RELISTOR in non-cancer pain patients, partially offset by an increase in RELISTOR royalty revenue to $6.6 million in 2015 from $3.1 million in 2014.

Fourth quarter research and development expenses increased by $1.7 million compared to the corresponding period in 2014, primarily due to higher AZEDRA and 1404 clinical trial expenses, partially offset by lower PSMA ADC-related expenses. Full-year research and development expenses decreased by $0.4 million compared to the corresponding period in 2014, primarily due to lower clinical trial expenses for PSMA ADC and lower share-based compensation expense, partially offset by higher AZEDRA-related expenses.

The fourth quarter 2015 general and administrative expenses decreased by $0.2 million compared to the corresponding period in 2014, primarily due to lower legal expenses. Full-year 2015 general and administrative expenses increased by $2.7 million compared to the prior year, primarily due to a legal reserve and expenses related to an action brought by a former employee and higher compensation expenses. Non-cash items for the quarter and year resulted from increased estimates for fair value of contingent consideration liability related to the 2013 acquisition of Molecular Insight.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 58272794. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results
PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net (loss) income per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues:
Collaboration revenue	$1,562	$52	$1,955	$41,196
Royalty income (loss)	3,453	(627)	6,608	3,101
Other revenues	80	4	113	80
Total revenues	5,095	(571)	8,676	44,377

Expenses:
Research and development	7,941	6,269	28,196	28,592
General and administrative	3,760	3,914	18,184	15,489
Intangible impairment charges	-	2,100	-	2,676
Change in contingent consideration liability	700	100	1,600	1,500
Total expenses	12,401	12,383	47,980	48,257
Other operating income	-	-	-	7,250

Operating (loss) income	(7,306)	(12,954)	(39,304)	3,370

Other income:
Interest income	19	14	52	51
Total other income	19	14	52	51

(Loss) income before income tax benefit	(7,287)	(12,940)	(39,252)	3,421

Income tax benefit	133	761	133	989

Net (loss) income	(7,154)	(12,179)	(39,119)	4,410
Net loss attributable to noncontrolling interests	(7)	-	(7)	-
Net (loss) income attributable to Progenics	$(7,147)	$(12,179)	$(39,112)	$4,410

Net (loss) income per share attributable to Progenics; basic	$(0.10)	$(0.18)	$(0.56)	$0.06
Weighted average shares outstanding; basic	69,874	69,589	69,716	68,185

Net (loss) income per share attributable to Progenics; diluted	$(0.10)	$(0.18)	$(0.56)	$0.06
Weighted average shares outstanding; diluted	69,874	69,589	69,716	68,243

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2015	December 31, 2014
Cash and cash equivalents	$74,103	$119,302
Accounts receivable, net	3,543	109
Fixed assets, net	2,407	2,552
Intangible assets, net and goodwill	43,867	36,402
Other assets	7,331	2,672
Total assets	$131,251	$161,037

Current liabilities	$9,729	$6,685
Acquisition-related contingent consideration liability	18,800	17,200
Deferred tax and other liabilities	12,061	12,243
Total liabilities	40,590	36,128
Total Progenics stockholders' equity	90,456	124,909
Noncontrolling interests	205	-
Total stockholders' equity	90,661	124,909
Total liabilities and stockholders' equity	$131,251	$161,037

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results
About RELISTOR®
Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Salix Pharmaceuticals, Inc., a subsidiary of Valeant Pharmaceuticals International, Inc. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is a treatment for opioid-induced constipation (OIC) approved in the United States for patients with advanced illness and chronic non-cancer pain. Valeant has also submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for RELISTOR (methylnaltrexone bromide) Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain.
About Opioids, Constipation and RELISTOR® (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the U.S. take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.

RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending.
 For more information about RELISTOR, please visit www.RELISTOR.com
Important Safety Information for subcutaneous RELISTOR

RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.

In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.

Please see complete Prescribing Information for RELISTOR.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines and other products for targeting and treating cancer, with a pipeline that includes several product candidates in later-stage clinical development. These products in development include therapeutic agents designed to precisely target cancer (AZEDRA®, 1095 and PSMA ADC), and PSMA-targeted imaging agents for prostate cancer (1404 and PyL) intended to enable clinicians and patients to accurately visualize and manage their disease. In addition, in late 2015 Progenics acquired EXINI Diagnostics AB, a leader in the development of advanced artificial intelligence-based imaging analysis tools and solutions for medical decision support. The acquisition of EXINI complements Progenics' strategy to support its imaging and therapeutic agents with sophisticated analytical tools and other technologies to help physicians and patients visualize, understand, target and treat cancer. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

Progenics Announces Fourth Quarter and Full-Year 2015 Financial Results
This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com